Heartland Payment Systems to Acquire TouchNet Information Systems, Inc.

•	Acquisition of largest provider of integrated commerce solutions establishes Heartland as the leader in the higher-education payments market

PRINCETON, N.J., July 30, 2014 - Heartland Payment Systems (NYSE: HPY), one of the nation's largest payment processors and a leading provider of merchant business solutions, announced today that it has entered into an agreement to acquire TouchNet Information Systems, Inc., an integrated commerce solutions provider to higher-education institutions.

“I am extremely pleased to announce the acquisition of TouchNet, which is not only Heartland’s largest acquisition to date, but is also an excellent complement to our existing Campus Solutions business that will immediately improve our growth profile and contribute to our bottom line,” said Robert O. Carr, chairman and CEO of Heartland Payment Systems.

TouchNet adds over 600 higher education clients serving over six million students - nearly one-third of the higher-education enrollment in the United States - to Heartland’s Campus Solutions business. When combined with Heartland’s existing portfolio of payments, loan servicing and other campus solutions, the acquisition makes Heartland the largest provider of integrated commerce solutions to the higher-education market.

“TouchNet will enable us to offer the higher education market an end-to-end integrated commerce and payments solution that is unmatched in the industry. We look forward to closing this transaction in the near term to begin capitalizing on the growth opportunities certain to arise as a result of our industry-leading position,” Carr continued.

Daniel Toughey, president of TouchNet Information Systems, said, “This is great news for our many loyal clients, employees and partners. Heartland is a highly-respected, people-oriented company with a strong vision for the future of electronic payments.”

“For 25 years, we have been carefully building a technology success story and joining forces with the Heartland team will allow us to expand our growth opportunities, which benefits the community in Kansas City, where TouchNet’s existing 180 employees will remain,” Toughey continued.

Since 1989, TouchNet has been a pioneer in delivering innovative payment solutions. Colleges and universities have relied on TouchNet to unify and secure payment and related business transactions throughout the campus enterprise. TouchNet enables institutions of higher education to process and manage the myriad of campus payments - from student tuition to parking to alumni donations to campus events - on one platform and through one service provider.

So, while a campus may have many payment points, such as centralized billing or box office collections at athletic venues, and payment types, such as electronic payments and checks, TouchNet provides a solution that school business offices can use to unify the campus commerce and payment operations, generate detailed reports, and enjoy a simplified customer service experience. This allows institutions to exercise greater control over campus transactions, costs, compliance and constituent satisfaction. The software solution, known as U.Commerce®, is designed to unify the campus enterprise, expand as the campus changes and deliver integration and innovation.

The acquisition includes TouchNet’s software, customer base and existing employees, including the management team. Its operations will continue to be based in Lenexa, Kansas.

“With the acquisition, Heartland can now offer campus business offices an end-to-end commerce solution that integrates the payment processing capabilities of Heartland into the U.Commerce payment system,” said Michael A. Lawler, president - strategic markets group of Heartland Payment Systems. “This creates new growth opportunities in a large and growing market where we have the strongest franchise, and the leading share. As a result of the acquisition, Heartland Campus Solutions will have relationships with higher-education institutions from the smallest to the largest, which we believe provides entrée to expand all of our Campus Solutions products across this broad portfolio. As a result, we believe our Campus Solutions business can sustain attractive revenue growth rates and use our scale to expand already attractive margins over time.”

Heartland is paying $375 million to acquire TouchNet and, on a non-GAAP basis, expects the transaction to be slightly accretive in 2014, and to add at least $0.30 per share in 2015. In addition, Heartland expects that this transaction will add over $60 million to 2015 net revenue. The transaction is expected to close in the third quarter of 2014, subject to regulatory approvals and customary closing conditions.

Heartland has previously announced that it will be holding a conference call on August 1, 2014, to discuss second quarter earnings. Heartland intends to provide additional details and address questions regarding the TouchNet acquisition during that call.

Preston Todd Advisors served as advisor to Heartland Payment Systems and Raymond James & Associates acted as financial advisor to TouchNet.

About Heartland Payment Systems
Heartland Payment Systems, Inc. (NYSE: HPY), the fifth largest payments processor in the United States, delivers credit/debit/prepaid card processing, mobile commerce, e-commerce, marketing solutions, security technology, payroll solutions, and related business solutions and services to more than 275,000 business and educational locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. Heartland also established The Sales Professional Bill of Rights to advocate for the rights of sales professionals everywhere. More detailed information can be found at HeartlandPaymentSystems.com or follow the company on Twitter @HeartlandHPY and Facebook at facebook.com/HeartlandHPY

About TouchNet Information Systems, Inc.
Since 1989, TouchNet has been a pioneer in delivering innovative payment solutions for Higher Education. Colleges and universities have relied on TouchNet to unify and secure payment and related business transactions throughout the campus enterprise. Today, TouchNet offers institutions the industry's broadest spectrum of commerce management solutions. TouchNet(R) U.Commerce(R) systems help colleges and universities save, make and manage money better by delivering greater control over transactions, costs, compliance, operational efficiencies, and information access. U.Commerce--it's How Money Moves on Campus(R). For more information, visit http://www.touchnet.com.

Forward-looking Statements
This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2013. Given these risks and uncertainties, prospective and current investors are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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Contact:

Elizabeth McDonnell
Gibbs & Soell
212-697-2600
emcdonnell@gibbs-soell.com